Exhibit 99.1

       KLA-Tencor Posts Third Quarter Fiscal Year 2004 Earnings of $66 Million on Revenues of $390 Million

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 21, 2004--KLA-Tencor Corporation (Nasdaq:KLAC) today announced operating results for its third quarter of fiscal 2004, ended March 31, 2004. Revenues for the quarter were $390 million, up 15% from $339 million in the previous quarter, and up 28% from $304 million in the third quarter of fiscal 2003. The net income for the quarter was $66 million or $0.33 per diluted share, compared with net income of $45 million or $0.22 per diluted share in the prior quarter, and $27 million or $0.14 per diluted share in the third quarter of fiscal 2003.
    "Customer orders for our process control solutions continued to rise as we helped chipmakers lower their manufacturing costs and move to more advanced process technologies," stated Chief Executive Officer Ken Schroeder. "During the quarter KLA-Tencor benefited from all the major capital spending trends, as we partnered with chipmakers to expand both 200-mm and 300-mm capacity, advance existing capacity to next-generation processes, increase the efficiency of already operating production lines and overcome yield and reliability problems in next-generation pilot lines. While working to increase the profitability of our customers by speeding their time-to-market of next generation chips, we also enhanced our own profitability with cost reduction initiatives and improved capacity absorption. As a result of rising revenues and our improved cost-structure, we achieved gross profit margins in excess of 55 percent for the first time since the last quarter of fiscal 2001."
    Orders for wafer inspection equipment remained robust, while bookings growth was particularly strong in metrology and reticle inspection. On a geographic basis the U.S. and Korea posted the strongest bookings growth. The U.S. was 32 percent of orders, above its historical average of 25-30 percent; Korea, China and Singapore combined were 27 percent of orders, above their combined historical average of 15 percent; Taiwan was 16 percent, below its historical average of 20 percent; Japan was 14 percent, lower than its historical average of 20 percent, and Europe was 11 percent, lower than its historical average of 15 percent.
    Gross margins improved two percent sequentially to 56 percent in the March quarter from 54 percent in the December quarter, primarily driven by cost reduction initiatives along with improvements in capacity absorption.
    Cash, cash equivalents and marketable securities increased by $92 million to $1.72 billion, while the balance sheet remained free of long-term debt. Accounts receivable increased by $116 million to $362 million on strong product shipments. Inventory increased by $22 million to $310 million, as the company continues to ramp production to meet customer demand.

    Forward Looking Statements

    Statements in this press release regarding the company's accounts receivable, orders and capital spending trends may be interpreted as forward-looking statements, and subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected or suggested in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company's SEC filings.

    About KLA-Tencor

    KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., with operations around the world, KLA-Tencor ranked #6 on S&P's 2002 index of the top 500 companies in the U.S. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                           March 31,        June 30,
                                             2004             2003
----------------------------------------------------------------------
(In thousands)

ASSETS

Cash, short-term investments and
 marketable securities                  $ 1,720,838      $ 1,487,883
Accounts receivable, net                    362,295          223,535
Inventories                                 310,328          258,799
Land, property and equipment, net           374,251          382,729
Other assets                                553,594          513,651
                                         ----------      -----------
    Total assets                        $ 3,321,306      $ 2,866,597
                                         ==========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                       $    67,471      $    33,893
 Deferred system profit                     216,143          177,486
 Unearned revenue                            51,741           48,203
 Other current liabilities                  497,818          391,474
                                         ----------      -----------
    Total current liabilities               833,173          651,056
                                         ----------      -----------
Stockholders' equity:
 Common stock and capital in excess
  of par value                              936,968          814,968
 Retained earnings                        1,544,420        1,396,886
 Accumulated other comprehensive
  income                                      6,745            3,687
                                         ----------      -----------
    Total stockholders' equity            2,488,133        2,215,541
                                         ----------      -----------
    Total liabilities and stockholders'
     equity                             $ 3,321,306       $2,866,597
                                         ==========      ===========


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

                            Three months ended      Nine months ended
                                March 31,                March 31,
                             2004       2003         2004       2003
----------------------------------------------------------------------
(In thousands, except per share data)

Revenues:
 Product                  $ 312,645  $ 238,921    $ 827,614  $ 819,504
 Service                     77,127     65,377      218,666    195,232
                           --------   --------     --------   --------
    Total revenues          389,772    304,298    1,046,280  1,014,736

Costs and operating
 expenses:
  Costs of goods sold       170,605    156,731      482,515    514,213
  Research and development   69,149     61,419      203,531    204,207
  Selling, general and
   administrative            62,265     60,548      184,451    196,078
  Non-recurring
   acquisition,
    restructuring and
     other, net                  --         --           --    (9,402)
                           --------   --------     --------   --------
    Total costs and
     operating expenses     302,019    278,698      870,497    905,096
                           --------   --------     --------   --------
Income from operations       87,753     25,600      175,783    109,640
Interest income and other,
 net                          4,909     10,372       20,642     32,244
                           --------   --------     --------   --------
Income before income taxes   92,662     35,972      196,425    141,884
Provision for income taxes   26,480      8,633       48,891     34,052
                           --------   --------     --------   --------
Net income                 $ 66,182   $ 27,339    $ 147,534  $ 107,832
                           ========   ========     ========   ========
Basic earning per share:
 Net income                  $ 0.34     $ 0.14       $ 0.76     $ 0.57
                           ========   ========     ========   ========
Diluted earnings per share:
 Net income                  $ 0.33     $ 0.14       $ 0.73     $ 0.56
                           ========   ========     ========   ========
Weighted average number
 of shares:
  Basic                     196,159    190,064      194,519    189,511
                           ========   ========     ========   ========
  Diluted                   203,150    194,393      201,952    194,121
                           ========   ========     ========   ========

    CONTACT: KLA-Tencor Corp.
             John Kispert, 408-875-6224
             Chief Financial Officer
             john.kispert@kla-tencor.com
             Cary Halsted, 408-875-2406 (Investors)
             Vice President, Investor Relations
             cary.halsted@kla-tencor.com
             Kern Beare, 408-875-7039 (Media)
             Vice President, Corporate Communications kern.beare@kla-tencor.com